Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our report dated February 28, 2013 (except for Note 5, as to which the date is February 28, 2014), with respect to the consolidated financial statements as of December 31, 2012 and the years ended December 31, 2012 and 2011 included in the Annual Report of Handy & Harman Ltd. on Form 10-K for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said report in the Registration Statements of Handy & Harman Ltd. on Forms S-8 (File No. 333-144148, File No. 333-172788, File No. 333-183186 and File No. 333-190328) and on Form S-3 (File No. 333-158769).

/s/ Grant Thornton LLP

New York, New York
February 28, 2014